Principal Exchange-Traded Funds 711 High Street, Des Moines, IA 50392 515 247 5111 tel

July 5, 2023

Principal Exchange-Traded Funds
Des Moines, IA 50392-0200

RE:    Registration Statement on Form N-1A
Pursuant to Securities Act of 1933
Registration No. 333-201935

I am familiar with the organization of Principal Exchange-Traded Funds (the "Trust") under the laws of the State of Delaware and have reviewed the above-referenced Post-Effective Registration Statement Amendment No. 111 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of an indefinite number of shares of the Trust’s Common Stock (the "Shares"). Based upon such review as I have deemed necessary, I am of the opinion that the Trust’s shares proposed to be sold pursuant to the Registration Statement, when the amendment becomes effective, will have been validly authorized and, when sold in accordance with the terms of the amendment and the requirements of federal and state law, will have been legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ John L. Sullivan

John L. Sullivan
Counsel and Assistant Secretary, Registrant

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